Exhibit 10(xxv)

[ENCANA LETTERHEAD]

October 21, 2014

Nucor Energy Holdings Inc.

1915 Rexford Road

Charlotte, North Carolina 28211

Attn: Chief Financial Officer

Attn: Mr. Brad True

RE:	First Amendment to the BJU Carry and Earning Agreement (“Agreement”) effective
November 1, 2012 by and among Encana Oil & Gas (USA) Inc. (“Encana”), Nucor
Energy Holdings Inc. and Nucor Corporation (collectively, “Nucor”)

Dear Brad:

Pursuant to our recent discussions, Encana and Nucor (collectively, the “Parties”) have agreed to amend the Agreement to revise the drilling schedule for 2015 and provide for an optional Head’s Up Well drilling program in calendar year 2016.

In light of the foregoing, and in consideration of the mutual covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Defined Terms. Each capitalized term used in this first amendment (“First Amendment”), to the extent not expressly defined herein, shall have the same meaning ascribed to such term in the Agreement.

2.	Amendment to Section 2.2A of the Agreement. The second sentence in Section 2.2A is hereby deleted and replaced with the following two sentences:

During calendar year 2015, the Parties agree that drilling operations will be limited to [***] total Carry Wells on the [***] of the Big Jimmy Unit, which comprises a portion of the Property. For the calendar year 2016 and thereafter, Encana shall spud a minimum of [***] and a maximum of [***] Carry Wells in each calendar year until such time as the Carry Well Threshold has been met.

3.	Addition of Section 2.4G to the Agreement. The following provisions are hereby incorporated into the Agreement as Section 2.4G and subsections:

2.4G. Optional HUW Program.

(i)     On or before September 1, 2015, Encana will offer to Nucor in writing (“Optional HUW Program Notice”) the opportunity to participate in an optional Head’s Up Well program (“Optional HUW Program”)

[***] This confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

whereby [***] of the drilling rigs that would otherwise be dedicated to drilling Carry Wells in calendar year 2016 would instead be dedicated to drilling only Head’s Up Wells in calendar year 2016. The location of the Head’s Up Wells to be drilled pursuant to the Optional HUW Program would be determined in a manner consistent with Section 2.1B. Nucor shall have fifteen (15) days from receipt of the Optional HUW Program Notice to make a one-time election in writing (“Nucor Election”) to participate in the Optional HUW Program. If Nucor elects to participate in the Optional HUW Program, Encana shall have fifteen (15) days from receipt of the Nucor Election to advise Nucor in writing whether Encana elects to participate in the Optional HUW Program (“Encana Election”). If Encana elects not to participate in the Optional HUW Program, Nucor shall have fifteen (15) days after receipt of the Encana Election to reaffirm the Nucor Election in writing to Encana. Each Party shall be deemed to have elected not to participate in the Optional HUW Program if it fails to timely provide its Election or affirmation of its Election, as applicable, as required by this Section 2.4G(i). If a Party elects to participate in the Optional HUW Program, it has elected to participate in the entirety of the Program and may not decline to participate in any Head’s Up Well drilled pursuant to the Optional HUW Program. If both Parties decline to participate in the Optional HUW Program, Encana may, in its sole discretion, release or redeploy the designated Head’s Up Well drilling rig to non-Nucor drilling activity. The Parties expressly agree that Encana may simultaneously drill Head’s Up Wells pursuant to the Optional HUW Program and Carry Wells. The Parties further agree that any Head’s Up Wells drilled pursuant to the Optional HUW Program shall (1) count toward satisfaction of the minimum number of wells required to be drilled pursuant to Section 2.2A and (2) be excluded from the number of Carry Wells used to determine the HUW Restriction for calendar year 2017.

(ii)     So long as both Parties elect to participate, each Head’s Up Well drilled pursuant to the Optional HUW Program shall be counted as one well toward the Well Limit. If only Nucor participates, each Head’s Up Well drilled pursuant to the Optional HUW Program shall be counted as two wells toward the Well Limit.

(iii)     If both Parties elect to participate in the Optional HUW Program, each Party shall bear fifty percent (50%) of the costs of the Program. If Encana elects not to participate in an Optional HUW Program and Nucor elects to proceed with such Optional HUW Program, the Parties shall proceed in accordance with Section 4.2.

4.	Amendment to Section 2.1(H)(i) of the Agreement. Section 2.1(H)(i) of the Agreement is hereby amended by adding the following sentence immediately after the first sentence of such Section:

Notwithstanding anything to the contrary set forth herein, in the event any changes in Applicable Law or interpretations thereof by any Governmental Authorities have the effect of making the form of wellbore assignment attached hereto as Exhibit C insufficient to grant to Nucor rights to Nucor Wells (whether existing or subsequently completed), oil

[***] This confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

and gas production therefrom and equipment related thereto, in each case as contemplated in this Agreement or in the New Operating Agreement, the Parties agree to amend any existing Wellbore Assignments as well as the form of wellbore assignment to the extent necessary to preserve and maintain Nucor’s rights in the foregoing as contemplated in this Agreement or in the New Operating Agreement.

5.

Amendment to Exhibit C of the Agreement.    The Exhibit C attached to the Agreement is hereby deleted in its entirety and replaced with the Form of Wellbore Assignment and Conveyance attached hereto as Exhibit C.

6.

Execution.    This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original and when taken together shall constitute one and the same document. Facsimile and/or electronically transmitted copies of signatures shall be binding.

7.

Effect of Amendment.    Except as specifically amended by this First Amendment, the terms and provisions stated in the Agreement, including all exhibits thereto, remain in full force and effect as amended hereby and constitute the entire agreement between the Parties relating to this matter and supersede all prior and contemporaneous agreements and understandings of the Parties. In the event of any inconsistency, the terms and provisions of this First Amendment shall control over and modify the inconsistent terms and provisions of the Agreement.

8.	Binding Effect. This First Amendment shall be binding upon and inure to the benefit of the Parties’ permitted heirs, successors and assigns.

Sincerely,

Encana Oil & Gas (USA) Inc.

by its authorized agent,

Encana Services Company Ltd.

/s/ Jeffrey S. Balmer

Jeffrey S. Balmer

Vice President and General Manager

Western Operations

AGREED AND ACCEPTED, this 21st day of October, 2014		AGREED AND ACCEPTED, this 21st day of October, 2014

Nucor Energy Holdings Inc.		Nucor Corporation

By:	/s/ Bradford G. True	By:	/s/ Bradford G. True
Bradford G. True Vice President		Bradford G. True General Manager

EXHIBIT C

Attached to and made a part of the BJU Carry & Earning Agreement executed October 31, 2012 but effective

November 1, 2012 by and between Encana Oil & Gas (USA) Inc. and Nucor Energy Holdings Inc.

Form of Wellbore Assignment and Conveyance

THE STATE OF COLORADO	§
	§	KNOW ALL MEN BY THESE PRESENTS:
§

THAT Encana Oil & Gas (USA) Inc., whose address is 370 17th Street, Suite 1700, Denver, CO 80202 (hereinafter referred to as “Assignor”) for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, does hereby GRANT, BARGAIN, SELL, TRANSFER, ASSIGN, AND CONVEY unto Nucor Energy Holdings Inc., whose address is 1915 Rexford Road, Charlotte, NC 28211 (hereinafter referred to as “Assignee”) an undivided fifty percent (50.00%) of Assignor’s right, title, interest, and estate in and to the following, subject to the limitations below (collectively, the “Assigned Interests”):

a.

The wells and their associated wellbores described on Exhibit A or, subject to the terms and conditions of that certain unrecorded New Operating Agreement dated effective November 1, 2012 by and between Assignor and Assignee, (i) any plugging back, reworking or recompletion thereof through or from such wells and their associated wellbores, and (ii) any perforation or stimulation of any of the foregoing (each, individually, a “Well” and collectively, the “Wells”):

b.

The rights in and to the oil and gas leases described on the attached Exhibit B (“Leases”), and all pooled, communitized or unitized acreage which includes any part of the Leases insofar and only insofar as said Leases and pooled, communitized or unitized acreage are necessary to operate, maintain, produce and plug and abandon the Wells.

c.

All personal property and fixtures associated with the Wells, including without limitation the following: all tubing, casing and other equipment in the wellbore, wellhead equipment and surface production facilities.

d.	All oil, gas, gas condensate, casinghead gas and/or all other liquid or gaseous hydrocarbons and other substances produced therewith from the Wells.

Assignor and Assignee further agree as follows:

1.

This Assignment is made and accepted subject to, and Assignee hereby assumes, any and all overriding royalties, payments out of production, and other burdens or encumbrances of record as of November 1, 2012 to the extent the same cover and affect the Assigned Interests.

2.	Assignee accepts the Assigned Interests subject to all of the express and implied covenants and obligations of the Leases, insofar as they relate to the Assigned Interests.

3.

This Assignment is made by Assignor and accepted by Assignee without any warranty whatsoever and without warranty of title, either express or implied, and without recourse, except that Assignor warrants title as against all parties claiming an interest in the Assigned Interests by, through or under Assignor. This Assignment is made with full substitution and subrogation of Assignee in and to all covenants and warranties heretofore made or given by others.

4.

This Assignment is made in accordance with, and is subject to all the terms, provisions, and conditions of, that certain BJU Carry and Earning Agreement effective November 1, 2012, between Assignor and Assignee (“Carry and Earning Agreement”) which is incorporated by this reference the same as though fully set out herein. However, this assignment is neither intended as, nor shall it be deemed to accomplish, a merger of the terms and provisions directly set out herein and the terms and provisions of said Carry and Earning Agreement. Should there be any conflict between this Assignment and the Carry and Earning Agreement, the terms and conditions set out in the Carry and Earning Agreement shall prevail.

5.	This Assignment is subject to that certain unrecorded New Operating Agreement effective November 1, 2012.

6.

The Assigned Interests do not include, and Assignor does not intend to assign and Assignee does not intend to receive, any interest in the following to the extent that such items do not directly relate to the operation of, and production oil, gas, gas condensate, casinghead gas and/or all other liquid and gaseous hydrocarbons and other substances produced therewith from, a Well: all lands, minerals, oil and gas leases and lands pooled therewith, units, working interests, executory interests, reversionary interests, net profits interests, net revenue interests, term interests, royalty and overriding royalty interests, fee interests, surface interests, and any other interests of a similar nature, all contracts, agreements, licenses, and servitudes, all easements, leases, surface use, and right-of-way agreements, all other property and equipment not directly used in connection with the operation and production of the Wells and any and all rights not expressly herein conveyed as part of the Assigned Interests.

7.

The Assigned Interests do not include, and Assignor does not intend to assign and Assignee does not intend to receive, any overriding royalty interest owned by Assignor in existence as of November 1, 2012, except as may be otherwise provided in the Carry and Earning Agreement.

8.	The Assigned Interest is hereby limited from the surface to the deepest depth drilled in each Well.

TO HAVE AND TO HOLD the Assigned Interests unto Assignee and its successors and assigns, subject to all the express and implied covenants and obligations of the Leases and this Assignment.

EXECUTED this ___ day of ____2014, but effective as of the date of first production for each Well as set forth on Exhibit A.

ENCANA OIL & GAS (USA) INC. by its authorized agent, Encana Services Company Ltd.

By:
Constance D. Heath
Director, Land Negotiation, Western Operations

NUCOR ENERGY HOLDINGS INC.

By:
Bradford G. True
Vice President

ACKNOWLEDGEMENTS

STATE OF COLORADO	§
§
CITY AND COUNTY OF DENVER	§

BEFORE ME, the undersigned authority, on this day personally appeared Constance D. Heath, Director, Land Negotiation, Western Operations for Encana Services Company Ltd, authorized agent for ENCANA OIL & GAS (USA) INC. known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND OFFICIAL SEAL OF OFFICE on this ____ day of __________, 2014.

MY COMMISSION EXPIRES:

Notary Public in and for the State of Colorado

STATE OF _________________________________	§
§
COUNTY OF _______________________________	§

BEFORE ME, the undersigned authority, on this day personally appeared, Bradford G. True, Vice President for NUCOR ENERGY HOLDINGS INC. known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND OFFICIAL SEAL OF OFFICE on this ____ day of __________, 2014.

MY COMMISSION EXPIRES:

Notary Public

Recording Requested and when Recorded